Exhibit 99.1

For Immediate Release

Triangle Petroleum Announces Third Quarter
Financial Results and Operations Update

Calgary, Alberta – November 23, 2009 – Triangle Petroleum Corporation (the “Company” or “Triangle”) (TSXV: TPE; OTCBB: TPLM) today reported financial results for its third quarter of the fiscal year ending January 31, 2010 and an operations update.  Unless otherwise noted, all references to “$” are to U.S. dollars.

Financial Summary

At October 31, 2009, the Company had cash and cash equivalents of $5.5 million, working capital of $5.5 million and no debt outstanding.

Shaun Toker, Triangle’s Chief Financial Officer, commented, “We are pleased to continue to have a clean balance sheet and are actively managing our cash reserves in the current year through overhead reductions and non-core asset sales.”

In the third quarter of fiscal 2010, the Company’s cash position was consistent with the previous quarter. The Company used $0.5 million for cash General and Administrative (“G&A”) expenses, which was down $0.2 million from the prior year second quarter expenses of $0.7 million primarily due to management implementing cost reductions.  Also during the third quarter of fiscal 2010, the Company used $0.3 million cash for oil and gas expenditures mainly related to acquiring seismic on the Windsor Block. These expenditures were offset by proceeds received from the disposition of U.S. non-core assets of $0.7 million.

In the first nine months of fiscal 2010, the Company’s cash position was reduced by $2.9 million. The Company used $1.9 million for cash G&A expenses, which was down $0.8 million from the prior year’s nine month cash G&A expenses of $2.7 million primarily due to management implementing cost reductions in salaries, consulting fees, office costs and public company costs. Offsetting the cash G&A expenses was the collection of $0.6 million in receivables and a $0.6 million cash foreign exchange gain.

In the first nine months of fiscal 2010, the Company invested $2.4 million cash in oil and gas properties whereby $0.7 million was used to pay for work completed in the prior fiscal year, $0.2 million was used for preliminary work on a Western Canada shale program and $1.5 million was used for the shale gas exploration program in the Windsor Block of Eastern Canada as follows: $0.2 million for testing of the N-14-A well, $0.2 million for completion operations on the O-61-C well, $0.2 million for completion operations on the E-38-A well, $0.2 million for retesting the Kennetcook #1 and # 2 wells, $0.3 million to acquire an additional 30% working interest in the Windsor Block, and $0.4 million to acquire seismic. Also during the nine month period, the Company used $0.7 million of its partner cash advances related to the Windsor Block exploration program and received $0.9 million in proceeds from non-core asset sales.

The Company had net income of $0.1 million ($0.00 net income per diluted share) for the third quarter of fiscal 2010 compared to a net loss of $12.0 million ($0.18 net loss per diluted share) for the third quarter of fiscal 2009. For the first nine months of fiscal 2010, a net loss of $0.8 million ($0.01 net loss per diluted share) was incurred compared to a net loss of $16.1 million ($0.28 net loss per diluted share) for the same period of fiscal 2009. The decrease in the net losses was due primarily to impairment charges incurred in the prior year ($8.0 million) compared to gains on the sale of assets in the current year ($0.9 million), elimination of all debt in December 2008 ($2.6 million), lower G&A costs ($0.9 million), and a foreign exchange loss in the prior year compared to a foreign exchange gain in the current year due to the fluctuations in the U.S. dollar ($3.1 million).

Operations Update

Windsor Block:

In the current quarter, analysis was completed of the three intervals in the E-38-A well that were perforated and treated with diagnostic “micro-fracs” in the prior quarter.  The two lower intervals appeared to have high insitu stress and a tendency to fracture horizontally.  The upper tested interval indicated lower stress and the likelihood of desirable vertical fracturing. As this was a diagnostic frac in a very low permeability zone, no gas flow was expected, and none was detected.

Also during the current quarter, the Company acquired 30 kilometers of 2D seismic on the Windsor Block. Processing and interpretation of the seismic data is currently underway. The program is estimated to cost approximately $500,000. This seismic program assesses a geologic structure in the west-central area of the Windsor Block, where no seismic has yet been acquired. The Company believes that the best potential for both Horton Bluff gas shales and conventional reservoirs exists in areas with geologic structure. This seismic program, combined with completions of three previously drilled vertical exploration wells, should satisfy the first-year requirements of our 10-year production lease on the Windsor Block.

Other Non-core Properties:

The Company sold its 50% working interest in 5,900 non-operated net acres in the Fayetteville Shale trend (Arkoma Basin – Arkansas, U.S.) and all the related seismic data for cash proceeds of $767,000 in September 2009 and its remaining 3,380 non-operated net acres of the Fayetteville Shale acreage for cash proceeds of $247,000 in November 2009. Costs related to these sales were approximately $70,000.

The Company also entered into an agreement to sell one of its producing wells and its 12% working interest in 154 non-operated net acres in the Alberta Deep Basin for C$450,000 (approximately US$420,000) in November 2009, which is expected to close in December.

About Triangle Petroleum Corporation

Triangle is an exploration company focused on an emerging Canadian shale gas project covering 475,000 gross acres (413,000 net acres) in the Maritimes Basin in Nova Scotia and an entry into a Western Canada shale play through Elmworth Energy Corporation, its Calgary-based operating subsidiary. Triangle’s common shares trade on the TSX Venture Exchange under the symbol TPE and on the OTC Bulletin Board under the symbol TPLM.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

The financial statements referred to in this press release have been prepared in accordance with U.S. generally accepted accounting principles, which differ in certain material respects from Canadian generally accepted accounting principles. The Company has not prepared, nor is it required to prepare, a reconciliation of its financial statements to Canadian generally accepted accounting principles.

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to the Company’s planned drilling and evaluation program, operating costs and expectations of undiscovered resources. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed.  For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission and on SEDAR.

Triangle Petroleum Corporation
Consolidated Statements of Operations
(Expressed in U.S. dollars)
(Unaudited)

	Three Months Ended July 31,	Three Months Ended July 31,	Six Months Ended July 31,	Six Months Ended July 31,
	2009 $	2008 $	2009 $	2008 $

Revenue, net of royalties	29,183	107,831	63,087	259,950

Operating Expenses
Oil and gas production	31,875	4,154	52,576	63,381
Depletion and accretion	50,262	23,268	91,477	93,567
Depreciation – property and equipment	7,335	9,988	11,674	19,747
General and administrative	855,300	1,142,684	1,675,148	2,343,402
Gain on sale of assets	(124,621)	(10,705)	(124,621)	(10,705)
Foreign exchange loss (gain)	(558,575)	28,595	(707,654)	24,589
	261,576	1,197,984	998,600	2,533,981
Loss from Operations	(232,393)	(1,090,153)	(935,513)	(2,274,031)
Other Income (Expense)
Accretion of discounts on convertible debentures	-	(791,042)	-	(2,006,400)
Amortization of debt issue costs	-	(73,056)	-	(182,640)
Loss on debt extinguishment		(160,662)	-	(160,662)
Interest expense	-	(211,353)	-	(465,333)
Interest and royalty income	41	65,014	6,213	82,229
Unrealized gain on fair value of derivatives	-	(125,741)	-	793,589
Total Other Income (Expense)	41	(1,296,840)	6,213	(1,939,217)
Loss for the Period	(232,352)	(2,386,993)	(929,300)	(4,213,248)

Loss Per Share – Basic and Diluted	(0.003)	(0.039)	(0.013)	(0.078)

Weighted Average Number of Shares Outstanding – Basic and Diluted	69,926,000	60,673,000	69,926,000	54,126,000

Triangle Petroleum Corporation
Consolidated Balance Sheets
(Expressed in U.S. dollars)
(Unaudited)

	July 31, 2009 $	January 31, 2009 $
ASSETS
Current Assets
Cash and cash equivalents	5,520,030	8,449,471
Prepaid expenses	340,945	339,839
Other receivables	301,432	998,511
Total Current Assets	6,162,407	9,787,821
Property and Equipment	51,598	39,765
Oil and Gas Properties	18,135,879	16,942,864
Total Assets	24,349,884	26,770,450

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	218,819	2,123,079
Accrued liabilities	33,697	90,539
Total Current Liabilities	252,516	2,213,618
Asset Retirement Obligations	927,235	727,862
Total Liabilities	1,179,751	2,941,480
Stockholders’ Equity
Common Stock
Authorized: 150,000,000 shares, par value 0.00001 Issued: 69,926,043 shares (January 31, 2009 – 69,926,043 shares)	699	699
Additional Paid-In Capital	81,426,178	81,155,715
Warrants	4,237,100	4,237,100
Deficit	(62,493,844)	(61,564,544)
Total Stockholders’ Equity	23,170,133	23,828,970
Total Liabilities and Stockholders’ Equity	24,349,884	26,770,450